US$1,000,000,000	FILED PURSUANT TO RULE 433
6.675% SUBORDINATED NOTES DUE 2043	FILE NO. 333-191056

Terms and Conditions

Issuer:	Citigroup Inc. (“Citigroup”)

Selling Securityholder:	Federal Deposit Insurance Corporation (“FDIC”)

Ratings*:	Baa3 / BBB+ / BBB+ (Outlook Uncertain / Negative Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Subordinated.

Trade Date:	September 10, 2013

Settlement Date:	September 13, 2013

Maturity:	September 13, 2043

Par Amount:	$1,000,000,000

Re-offer Yield:	6.675%

Semi-Annual Coupon:	6.675% per annum

Public Offering Price:	100.000% per note

Net Proceeds to FDIC:	$1,000,000,000. Citigroup will not receive any proceeds from this offering.

Interest Payment Dates:	The 13th of each March and September, beginning March 13, 2014. Following business day convention.

Day Count:	30 / 360

Defeasance:	Applicable. Provisions of Sections 11.02 and 11.03 of the Indenture apply

Redemption at Issuer Option:	Only for tax purposes

Redemption for Tax Purposes:	Applicable at Citigroup’s option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the subordinated notes to non-United States persons. Redemption as a whole, not in part

Sinking Fund:	Not applicable

Listing:	Application will be made to list the subordinated notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 HA 2

ISIN:	172967HA25

Global Coordinator:	Citigroup Global Markets Inc.

Joint Bookrunners:

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

ANZ Securities Inc.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A./

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities Inc.

CIBC World Markets Corp.

Commerz Markets LLC

Fifth Third Securities, Inc.

US$1,000,000,000	FILED PURSUANT TO RULE 433
6.675% SUBORDINATED NOTES DUE 2043	FILE NO. 333-191056

ING Financial Markets LLC

Lloyds Securities Inc.

Macquarie Capital (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

UniCredit Capital Markets LLC

Co-Managers:

Apto Partners, LLC

Banco BTG Pactual S.A.—Cayman Branch

Blaylock Robert Van, LLC

Cabrera Capital Markets, LLC

C.L. King & Associates, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

KKR Capital Markets LLC

Kota Global Securities Inc.

Lebenthal & Co., LLC

Loop Capital Markets LLC

M.R. Beal & Company

MFR Securities, Inc.

Mischler Financial Group, Inc.

Muriel Siebert & Co., Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-191056. Alternatively, you can request the prospectus by calling Citigroup Global Markets Inc. toll-free in the United States 1-800-831-9146 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.